Gryphon Closes Nevada Properties Acquisition

August 21, 2007: Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB): reports the closing of the acquisition of Nevada Eagle Resources LLC ("Nevada Eagle"), a privately held Nevada corporation. Nevada Eagle has interests in 54 prospective gold properties covering over 70 square miles in some of the most desirable gold trends in Nevada. The principal properties have cumulative historical1 gold mineralization aggregating in excess of 900,000 ounces. A number of these properties have had recommended work programs completed on them which could form the basis of future CIM compliant NI 43-101 technical reports.

Gryphon Gold has paid Nevada Eagle’s equity holders US $2.5 million cash, issued 4.5 million restricted shares of Gryphon Gold common stock and a US $5.0 million 5% convertible note due March 30, 2010, convertible into common shares of Gryphon Gold at US$1.00 during the first 12 months, US$1.25 during the next 12 months; US$1.50 thereafter and US$1.75 if converted on March 30, 2010. Jerry Baughman, the principal shareholder of Nevada Eagle and a well known and respected Nevada geologist, joins the Gryphon Gold management team as Vice President of Corporate Development.

The addition of these properties with their cumulative 900,000 historical1 ounces provides Gryphon Gold shareholders with immediate diversification to its premier 1.2 million measured and indicated ounces and 0.6 million of inferred Borealis gold resource. The Borealis, with its significant resource expansion potential, continues to be the focus of Gryphon’s exploration efforts.

Gryphon Gold is a Nevada focused gold exploration company. With the closing of the Nevada Eagle transaction the Company has 57.2 million shares outstanding and a cash balance of approximately US $4.8 million as at August 21, 2007.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Albert J. Matter, Chairman

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com or Michelle/Larry Roth of Roth Investor Relations, Inc. at 732-792-2200

The Borealis property is described in the technical report dated August 15, 2006 and revised January 11, 2007 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property. Sample preparation, analytical techniques, laboratories used and quality assurance-quality control protocols used during the drilling programs at the Borealis property site are the same as, or similar to, those described in the technical report.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the acquisition of Nevada Eagle, completion of future technical reports, resource calculations and estimates, Gryphon’s exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC(available at www.sec.gov) and with Canadian securities administrators(available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated" and "inferred" resources. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements

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1 The historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43 101 standards and thus their reliability has not been verified.

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